EXHIBIT 14(b)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firms” and “Representations and Warranties” in the Prospectus/Proxy Statement of the Scudder Variable Series I Growth and Income Portfolio and to the references to us included in the Scudder Variable Series II SVS Focus Value+Growth Portfolio’s Prospectus and Statement of Additional Information dated May 1, 2004 which are incorporated by reference, and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-122263) of our report dated February 15, 2005 on the financial statements and financial highlights of the Fund included in the Annual Report dated December 31, 2004.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 16, 2005